CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,050,000	$121.91

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated January 26, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,050,000 Notes due January 29, 2016 Linked to the Performance of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (the “Index”) Global Medium-Term Notes, Series A, No. C-266

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 26, 2011

Issue Date:	January 31, 2011

Final Valuation Date*:	January 26, 2016. Note that if a Change in Law Redemption Event or a Hedging Disruption Redemption Event occurs, the final valuation date will be deemed to be the date on which we deliver written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes. In the case of Holder Redemption, the final valuation date will be deemed to be the valuation date designated in the notice of redemption.

Maturity Date*:	January 29, 2016 (resulting in a term to maturity of approximately 5 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The return on the Notes is linked to the performance of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (the “Index”) (Bloomberg ticker: BCC3C1PT <Index>)

Investor Fee:

Your payment at maturity or upon redemption will be reduced by an amount equal to the investor fee. The investor fee is equal to (a) 1.75% per year times (b) the principal amount of your Notes times (c) the Index closing level on the final valuation date divided by (d) the Index closing level on the initial valuation date.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Payment at Maturity, Holder Redemption Value and Redemption Value:

If you hold your Notes to maturity or upon redemption as a result of a Holder Redemption, Change in Law Redemption Event or a Hedging Disruption Redemption Event, you will receive a cash payment determined as follows:

Where:

“Principal Amount” = the principal amount of your Notes;

“INDEXFinal” = the Index closing level on the final valuation date (or, for the avoidance of doubt, the deemed final valuation date in the event of a Holder Redemption, Change in Law Redemption Event or Hedging Disruption Redemption Event)*

“INDEXInitial” = the Index closing level on the initial valuation date, which is 420.5897 (“initial level”);

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Final Valuation Date, which is 1,826**, or the applicable deemed Final Valuation Date with respect to a Holder Redemption, Change in Law Redemption Event or Hedging Disruption Redemption Event; and

“Fee Rate” = 1.75%.

Your investment will be fully exposed to any decline in the Index. You will lose some or all of your investment at maturity or upon redemption if the Index has not increased sufficiently to offset the effect of the investor fee.

Holder Redemption:	You may redeem your Notes prior to maturity by delivering a notice of redemption to us that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. You must deliver your notice via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. Your confirmation of redemption must comply with the procedures specified in “Holder Redemption” in this pricing supplement or it will be deemed ineffective. You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes on any Redemption Date.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the redemption value on the redemption date. See “Change in Law Redemption Event” in this pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the redemption value on the redemption date. See “Hedging Disruption Redemption Event” in this pricing supplement.

Redemption Date:	The fifth business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”). In the case of Holder Redemption, the fifth business day following the applicable Holder Redemption Notice Date.

Index Sponsor:	Barclays Capital Inc. or another affiliate of Barclays Bank PLC

DJ-UBSCISM Index Sponsors:	CME Group Index Services LLC & UBS Securities LLC or any successor(s)

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PYY6 and US06740PYY68

*	Subject to postponement in the event of a Note Market Disruption Event as described under “Note Market Disruption Events” in this pricing supplement.
**

This is calculated from January 26, 2011 (the Initial Valuation Date) to January 26, 2016. Please note that the number used for the “No. of Daysx” will vary if (i) the final valuation date is postponed as herein described or (ii) a Holder Redemption, a Change in Law Redemption Event or Hedging Disruption Redemption Event occurs.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission****	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$1,050,000	$0	$1,050,000

****	Your payment at maturity or upon redemption will also be reduced by an amount equal to the investor fee as described above.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that the INDEXInitial =420.5897 and “Index Return” = [(INDEXFinal – INDEXInitial)/INDEXInitial] and that the No. of Daysx is 1,826. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

INDEXFinal	Index Return	Payment at Maturity	Total Return on the Notes
841.1794	100.00%	$1,824.90	82.49%
799.1204	90.00%	$1,733.66	73.37%
757.0615	80.00%	$1,642.41	64.24%
715.0025	70.00%	$1,551.17	55.12%
672.9435	60.00%	$1,459.92	45.99%
630.8846	50.00%	$1,368.68	36.87%
588.8256	40.00%	$1,277.43	27.74%
553.1343	31.51%	$1,200.00	20.00%
504.7076	20.00%	$1,094.94	9.49%
460.9453	9.60%	$1,000.00	0.00%
441.6192	5.00%	$958.07	-4.19%
420.5897	0.00%	$912.45	-8.75%
399.5602	-5.00%	$866.83	-13.32%
378.5307	-10.00%	$821.21	-17.88%
336.4718	-20.00%	$729.96	-27.00%
294.4128	-30.00%	$638.72	-36.13%
252.3538	-40.00%	$547.47	-45.25%
210.2949	-50.00%	$456.23	-54.38%
168.2359	-60.00%	$364.98	-63.50%
126.1769	-70.00%	$273.74	-72.63%
84.1179	-80.00%	$182.49	-81.75%
42.0590	-90.00%	$91.25	-90.88%
0.0000	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: INDEXFinal is 553.1343 and the Index Return is 31.51%.

The amount payable at maturity is calculated as follows:

$1,000 * 131.51% * 0.9125 = $1,200.00

Therefore, the total payment at maturity is $1,200.00 per $1,000 principal amount Note, representing a 20.00% return on investment over the term of the Notes.

Example 2: INDEXFinal is 441.6192 and the Index Return is 5.00%.

The amount payable at maturity is calculated as follows:

$1,000 * 105.00% * 0.9125 = $958.07

Therefore, the total payment at maturity is $958.07 per $1,000 principal amount Note, representing a -4.19% return on investment over the term of the Notes.

Example 3: INDEXFinal is 460.9453 and the Index Return is 9.60%.

The amount payable at maturity is calculated as follows:

$1,000 * 109.60% * 0.9125 = $1,000

Therefore, the total payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0% return on investment over the term of the Notes.

Example 4: INDEXFinal is 294.4128 and the Index Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 * 70.00% * 0.9125 = $638.72

Therefore, the total payment at maturity is $638.72 per $1,000 principal amount Note, representing a -36.13% return on investment over the term of the Notes.

Selected Purchase Considerations

•

We May, But Are Not Obligated to, Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event—We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). See “Change in Law Redemption Event”, “Hedging Disruption Redemption Event” and “Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes” in this pricing supplement.

If we exercise our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of such Change in Law Redemption Event or Hedging Disruption Event.

Moreover, even if such legislative, regulatory or other market changes do not result in a Change in Law Redemption Event or Hedging Disruption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts underlying the Index, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

•

Note Market Disruption Events and Adjustments—The final valuation date, the redemption date, the maturity date and the payment at maturity are subject to postponement as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Note Market Disruption Event as well as the consequences of that Note Market Disruption Event, see “Note Market Disruption Events” in this pricing supplement; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or redemption is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, INDEXFinal is greater than INDEXInitial. You may lose some or all of your principal.

•

Diversification Among Components of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (the “Index”)—The return on the Notes is linked to the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (the “Index”). For additional information about the Index, see the information set forth under “Description of the Reference Asset—” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls.

It is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of a contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Moreover, it is possible that you would be required to include the interest component of the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of the Notes even though you will not receive any payments from us until redemption or maturity of your Notes.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption or maturity of your Notes at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as expenses. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities” ;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index return is positive or negative. Your investment will be fully exposed to any decline in the final price as compared to the initial price.

•

Even if INDEXFinal is greater than INDEXInitial, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If INDEXFinal is not greater than INDEXInitial by an amount sufficient to offset the investor fee, or if INDEXFinal is less than INDEXInitial, you will receive less than the principal amount of your investment at maturity or upon redemption.

•

No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments, and you will not have rights to receive any distributions or other rights that holders of contracts composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts—We and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index, which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the Index or the commodity futures contracts that underlie the Index also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Event occurring during the term of the Notes.

•

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes—The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which are expected to be adopted in the next six months, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

The Pure Beta Series 2 Methodology May Produce Returns that Underperform the Reference Index—The Index is a proprietary index designed to reflect the total returns available through the application of the Pure Beta Series 2 Methodology to exchange-traded futures contracts for a basket of physical commodities corresponding to the commodities included in the Reference Index. Although the Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply distortions, there can be no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives. If the Pure Beta Series 2 Methodology does not succeed in these objectives, then an investment in the Notes may underperform compared to a corresponding investment in instruments linked to the Reference Index, possibly by a substantial margin.

•

The Pure Beta Series 2 Methodology May Result in Allocation to Index Contracts that Increase Negative Roll Yields—Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the relevant index’s rolling criteria), the futures contracts underlying the Index may be rolled into futures contracts with more distant expiration dates, as selected by the Pure Beta Series 2 Methodology. The Pure Beta Series 2 Methodology may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive roll yield or less negative roll yield would have resulted by investing in and rolling into futures contracts with a nearer expiration. If this were to occur, your investment in the Notes may underperform compared to a corresponding investment in instruments linked to traditional commodity indices or linked to the Reference Index.

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The Intra-month Daily Weightings of the Commodities Underlying the Index may Diverge Substantially from the Daily Weightings of The Commodities Underlying the Reference Index—As described in the section entitled “Rebalancing of the Index Commodities in the Index”, the relative weightings of each of the Index Commodities underlying the Index are adjusted during the monthly Roll Period to approximate closely the relative weightings of the corresponding Index Commodities in the Reference Index. As the target weights for the Index Commodities in the Index for purposes of this rebalancing are determined immediately preceding each Roll Period and are based on estimates of the expected weights of the Index Commodities of the Reference Index immediately subsequent to the Roll

Period, the actual weights of the Index Commodities underlying the Index and the Reference Index will in most cases differ immediately following the Roll Period, although such differences are not expected to be material. Additionally, as the Index and the Reference Index may be linked to futures contracts with different delivery months, the intra-month relative weightings of the Index Commodities underlying the Index and the Reference Index may differ, perhaps substantially, as a result of the relative price performance of the relevant futures contracts. A significant divergence in weightings between the Index and the Reference Index may adversely impact the level of the Index, or its level relative to that of the Reference Index, and the value of your Notes.

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Historical or Hypothetical Levels Of the Index should not be Taken as an Indication of the Future Performance or Volatility of Your Notes—As the Index was launched on October 23, 2009, it has little or no trading history, and limited actual historical information on the performance of the Index is available. It is impossible to predict whether the Index or Reference Index will rise or fall. The level of the Index reflects the change in prices for futures contracts for underlying physical commodities, which may be influenced by many unpredictable factors, as described further under the risk factor “—Prices of Commodities are Highly Volatile and May Change Unpredictably” herein. As a result, the actual volatility and performance of the Index over the term of your Notes may bear little relation to the historical or hypothetical levels of the Index.

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As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor (the “index sponsor”). The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “Description of the Reference Asset—The Barclays Capital Pure Beta DJ-UBS CISM Total Return Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes.

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Description of the Reference Asset—The Barclays Capital Pure Beta DJ-UBS CISM Total Return Index” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time

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Many Economic and Market Factors will Impact the Value of The Notes; These Factors Interrelate in Complex Ways and the Effect of any One Factor may Offset or Magnify the Effect of Another Factor—In addition to the level of the Index on any day (and the market prices of the Index Commodities, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of the Index or the Index Commodities;

•	the time to maturity of the Notes (and any associated “time premium”);

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker

•	the market price of the Index Commodities;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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If a Note Market Disruption Event Has Occurred or Exists on the Final Valuation Date, the Calculation Agent Can Postpone the Maturity Date or Postpone Redemption Following Holder Redemption—The final valuation date (or deemed final valuation date in the case of Holder Redemption, Change of Law or Hedging Disruption Event) may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date (or deemed final valuation date in the case of Holder Redemption, Change of Law or Hedging Disruption Event), a Note Market Disruption Event has occurred or is continuing in respect of the Index (or successor index, if applicable). If such postponement occurs, the closing levels of the index components unaffected by the Note Market Disruption Event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption, Change of Law or Hedging Disruption Event) and the level of the affected index component shall be determined using the closing level of the affected index component on the first Scheduled Trading Day after that day on which no Note Market Disruption Event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five Scheduled Trading Days. If the final valuation date is postponed until the fifth Scheduled Trading Day following the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption, Change of Law or Hedging Disruption Event), but a Note Market Disruption Event occurs or is continuing on such day, that day will nevertheless be the final valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the closing value for the relevant index component that would have prevailed on that fifth Scheduled Trading Day in the absence of the Note Market Disruption Event.

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Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your Notes—The performance of the Index for any period reflects the performance of all of the positions in the contracts underlying the Index for that period, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of contracts on the Index Commodities. Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Notes at maturity or upon redemption and, therefore, the market value of your Notes. Assuming the trading prices of the contracts underlying the Index remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and the value of your Notes and a decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and the value of your Notes.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes prior to maturity. You may only redeem your Notes if we receive a notice of redemption from you by no later than 4:00 p.m. and a confirmation of redemption by no later than 5:00 p.m. on the business day prior to the designated final valuation date. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the designated final valuation date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Holder Redemption” for more information.

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We have a Non-exclusive Right to use DJ-UBSCISM—Barclays Bank PLC and certain of its affiliates have been granted a non-exclusive right to use DJ-UBSCISM and related service marks and trademarks in connection with the Notes. If we breach our obligations under the license, UBS, CME and Dow Jones will have the right to terminate the license. If UBS, CME or Dow Jones choose to terminate the license agreement, we still have the right to use DJ-UBSCISM and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure the breach within thirty days of the termination of the license. If the breach is not cured, it may become difficult for us to determine your payment at maturity in the Notes. The calculation agent in this case will determine the value of the Index or the fair market value of the Notes—and thus the amount payable at maturity—in a manner it considers appropriate in its reasonable discretion.

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Prices of Commodities are Highly Volatile and May Change Unpredictably—Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Index or its components and, as a result, the market value of the Notes, and the amount you will receive at maturity or upon redemption.

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Future Prices of the Components of the Index That are Different Relative to Their Current Prices May Result in a Lower Level for the Index—The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in

October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the Index and, accordingly, and the payment you receive at maturity or upon redemption.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index, therefore, the value of the Notes.

Description of the Reference Asset

The Commodity Futures Markets

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and through various types of physical and electronic trading facilities and markets. At present, all of the contracts reflected in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on the cash or cash equivalents constituting its margin deposit, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily margin payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”. Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a market participant may elect to close out its position by taking an opposite position on the exchange on which the market participant obtained its position. This operates to terminate the position and fix the market participant’s profit or loss.

Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “Nearby Future”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “Next Nearby Future”). However, in the case of the Index (as described further under the section entitled “Contract Selection using the Pure Beta Series 2 Methodology” below), the new contract that is selected each month might be any of a number of longer-dated futures contracts, and not necessarily the contract with the next nearest delivery month.

Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Reference Index

The Index is designed to provide exposure to the same commodities that are included in the Reference Index, and, therefore, the composition of the physical commodities underlying the Index replicates the composition of the Reference Index. The Reference Index is designed to be a benchmark for commodities as an asset class, and to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on the physical commodities comprising the Reference Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Reference Index is calculated by CME Group Index Services LLC (“Dow Jones Indexes”), a joint venture between CME Group Inc. and Dow Jones & Company, Inc., and is published by Dow Jones Indexes in conjunction with UBS Securities LLC (“UBS”). The Reference Index was launched on July 14, 1998.

As described below, the Reference Index currently includes 19 commodities out of 23 commodities eligible for inclusion. In any subsequent year, the Reference Index may include eligible commodities not included for 2011, or may remove commodities that were included in 2011 or previous years, which decision generally would be implemented as part of the Reference Index’s January rebalancing process. Since the Index is calculated in accordance with the Reference Index methodology, with a limited number of exceptions mentioned herein, to the degree any commodity is added to or removed from the Reference Index, it will likewise be added to or removed from the Index over the relevant roll period as contemplated in the Reference Index methodology.

Oversight of the Reference Index

The Reference Index is overseen using a two-tier oversight structure, comprised of a Supervisory Committee and an Advisory Committee. The purpose of the two-tier structure is to gain broad input into the decision-making process in respect of the Reference Index, while also providing a mechanism for rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect the Reference Index.

The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones Indexes. The Supervisory Committee makes all final decisions relating to the Reference Index, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities.

Both the Supervisory Committee and the Advisory Committee meet annually in July or August to consider any changes to be made to the Reference Index for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Reference Index.

Information concerning the Reference Index, including its current composition, may be obtained at the Dow Jones Indexes web site (www.djindexes.com). Information contained in this web site is not incorporated by reference herein and should not be considered a part hereof.

Composition of Reference Index

Commodities Available for Inclusion in the Reference Index

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Reference Index and which are the subject of a qualifying related futures contract. The 23 potential commodities currently considered for inclusion in the Reference Index are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a “Designated Contract” is selected for each commodity. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. Each day that the relevant exchange for futures contracts for a particular commodity is open for trading is referred to as the “Exchange Business Day” for such exchange. Where the Supervisory Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as the Designated Contract for a particular commodity, the Supervisory Committee selects the futures contract traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). If more than one such contract exists, the Supervisory Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Reference Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The Nearby Futures underlying the Reference Index are referred to herein as the “Lead Futures”, and the Next Nearby Futures are referred to herein as the “Next Futures”. To avoid delivery of the underlying physical commodities and to maintain exposure to the underlying physical commodities, the Reference Index rolls its position in the designated Lead Future for each Designated Contract to the Next Future between the sixth and the tenth Reference Index Business Day of each month (the “Reference Index Roll Period”). For purposes of this section, a “Reference Index Business Day” is any day on which the sum of the Commodity Index Percentages (as described below) for those Index Commodities that are open for trading is greater than 50%.

Determination of Composition and Weightings of the Reference Index

The composition and weighting of the Reference Index is determined each year by UBS under the supervision of the Supervisory Committee.

In determining which commodities will be included in the Reference Index and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 23 commodities designated for potential inclusion in the Reference Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Reference Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Reference Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Reference Index (each, an “Index Commodity”) and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Reference Index, the following diversification rules are applied to the annual reweighting of the Reference Index as of January of each year:

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No related group of commodities designated as a Commodity Group may constitute more than 33% of the Reference Index. The Commodity Groups are energy, precious metals, industrial metals, livestock, grains, and softs;

•	No single commodity may constitute (based on target weight) more than 15% of the Reference Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute (based on target weight) more than 25% of the Reference Index; and

•	No single commodity that is in the Reference Index may constitute (based on target weight) less than 2% of the Reference Index.

Calculation of the Reference Index

Following application of the diversification rules discussed above, CIPs are incorporated into the Reference Index by calculating the new unit weights for each commodity included in the Reference Index. On the fourth Reference Index Business Day in each new calendar year (referred to as the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Lead Futures included in the Reference Index, are used to determine a commodity index multiplier (the “CIM”) for each Designated Contract. This CIM is used to achieve the percentage weightings of the commodities included in the Reference Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Designated Contract will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Once the CIMs are determined as discussed above, the Index is calculated using a mathematical process whereby the CIMs for the Index Commodities are multiplied by the settlement prices in U.S. dollars for the Lead Futures (the “Settlement Price”). These products are then summed. On any Reference Index Business Day, the value of the Reference Index is calculated by applying the percentage change in this sum to the value of the Reference Index on the immediately preceding Reference Index Business Day.

During the Reference Index Roll Period, there is an additional element to the calculation of the level of the Reference Index. Until the fifth Reference Index Business Day of each month, only the Settlement Prices of the Lead Futures are reflected in the Reference Index valuation. Over the Reference Index Roll Period, however, the calculation progressively shifts at a rate of 20% per day from using the Settlement Prices of the Lead Futures as a basis for the Reference Index level to using instead the Settlement Prices of the Next Futures.

Both the Index and Reference Index are total return indices, reflecting the total returns available as a result of changes in the prices of a basket of underlying futures contracts, any roll yield (which may be positive or negative) generated from rolling from one futures contract to another, as well as the interest returns on a hypothetical fully collateralized investment in Treasury Bills. These interest returns are calculated by using the most recent weekly auction high rate for 3 Month U.S. Treasury Bills, as reported on the website wwws.publicdebt.treas.gov/AI/OFBills, under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury (or any successor source), which is generally published once per week on Monday.

Because the relevant Settlement Prices float while the CIMs remain constant, the proportion of the Reference Index attributable to any Index Commodity may deviate from the CIPs throughout the year, until the CIMs are reset the following year based on new CIPs. Table 1 below provides the CIM for each commodity included in the Reference Index in 2011.

Table 1: Commodity Index Multipliers for commodities included in the Reference Index in 2011

Commodity [1]	2011 CIM
Natural Gas	114.758628890
Crude Oil	7.383077780
Unleaded Gasoline (RBOB)	64.388348750
Heating Oil	63.972755070
Live Cattle	141.788503900
Lean Hogs	112.938799450
Wheat	26.293903240
Corn	52.221323960
Soybeans	25.684865370
Soybean Oil	230.479584590
Aluminum	0.093099000
Copper	78.444259540
Zinc	0.052274110
Nickel	0.004127320
Gold	0.343161340
Silver	5.087993980
Sugar	495.475597610
Cotton	63.798985460
Coffee	45.546761510

[1]	For the Designated Contract for each commodity, see “Table 4: 2011 Commodity Index Breakdown by Commodity” below.

Reference Index Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in the Reference Index are assigned to Commodity Groups are as follows:

Table 2: Commodity Groups

Commodity Group	Commodities (*not included in 2011 basket)
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals	Gold Platinum* Silver

Industrial Metals	Aluminium Copper Lead* Nickel Tin* Zinc

Livestock	Lean Hogs Live Cattle

Grains	Corn Soybeans Soybean Oil Wheat

Softs	Cocoa* Coffee Cotton Sugar

The relative target weight percentage breakdown for the Commodity Groups for 2011 is as follows:

Table 3: Aggregate Target Weights, by Commodity Group

Commodity Group	Aggregate Target Weight
Energy	33.00%
Precious Metals	13.7%
Industrial Metals	17.8%
Livestock	5.40%
Grains	22.40%
Softs	7.7%

Annual Recomposition and Reweighting of the Reference Index

The composition of and weightings for the Reference Index are determined for each year in July or August of the previous year. The determinations are made by UBS under the supervision of the Supervisory Committee, reviewed at the annual meeting of the Supervisory and Advisory Committees and announced following approval by the Supervisory Committee. The new composition and weightings are then implemented the following January. After the annual reweighting and rebalancing of the Reference Index, the daily relative weighting of each commodity in the Reference Index will fluctuate depending on the relative performance of the Designated Contracts. Designated Contracts with higher prices will become more heavily weighted in the Reference Index, and Designated Contracts with lower prices will become less heavily weighted in the Reference Index.

The daily weightings for the Designated Contracts in the Reference Index are published by Dow Jones Indexes on www.djindexes.com. Information contained in this website is not incorporated by reference herein and should not be considered a part hereof.

2011 Designated Contracts and Target Weightings

The composition of the Reference Index for 2011 was approved by the Supervisory Committee in October 2010. The 19 commodities included in the Reference Index for 2011 are unchanged from 2010 and are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The Designated Contracts for those commodities, and their target weights, are as follows:

Table 4: 2011 Commodity Index Breakdown by Commodity
Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	5.20%
Cocoa	Cocoa	NYBOT[1]	10 metric tons	USD/metric ton	0.00%
Coffee	Coffee “C”	NYBOT[1]	37,500 lbs	U.S. cents/pound	2.36%
Copper	Copper	NYMEX[2]	25,000 lbs	U.S. cents/pound	7.54%
Corn	Corn	CBOT[3]	5,000 bushels	U.S. cents/bushel	6.98%
Cotton	Cotton	NYBOT[1]	50,000 lbs	U.S. cents/pound	2.00%
Crude Oil	Light, Sweet Crude Oil	NYMEX[2]	1,000 barrels	USD/barrel	14.71%
Gold	Gold	NYMEX[2]	100 troy oz.	USD/troy oz.	10.45%
Heating Oil	Heating Oil	NYMEX[2]	42,000 gallons	U.S. cents/gallon	3.58%
Lead	Refined Standard Lead	LME	25 metric tons	USD/metric ton	0.00%
Live Cattle	Live Cattle	CME[4]	40,000 lbs	U.S. cents/pound	3.36%
Lean Hogs	Lean Hogs	CME[4]	40,000 lbs	U.S. cents/pound	2.00%
Natural Gas	Henry Hub Natural Gas	NYMEX[2]	10,000 mmbtu	USD/mmbtu	11.22%
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.25%
Platinum	Platinum	NYMEX[2]	50 troy oz.	USD/troy oz.	0.00%
Silver	Silver	NYMEX[2]	5000 troy oz.	U.S. cents/troy oz.	3.29%
Soybeans	Soybeans	CBOT[3]	5000 bushels	U.S. cents/bushel	7.86%
Soybean Oil	Soybean Oil	CBOT[3]	60,000 lbs	U.S. cents/pound	2.94%
Sugar	World Sugar No. 11	NYBOT[1]	112,000 lbs	U.S. cents/pound	3.33%
Tin	Refined Tin	LME	5 metric tons	USD/metric ton	0.00%
Unleaded Gasoline (RBOB)[5]	Reformulated Blendstock for Oxygen Blending	NYMEX[2]	42,000 gallons	U.S. cents/gallon	3.50%
Wheat	Wheat	CBOT[3]	5,000 bushels	U.S. cents/bushel	4.61%
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	2.85%

1	New York Board of Trade (“NYBOT”). Effective January 12, 2007, the NYBOT was merged with and into, and is now a wholly-owned subsidiary of, the Intercontinental Exchange (“ICE”).
2	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.
3	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”), though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
4	Chicago Mercantile Exchange (“CME”)
5	As announced on March 3, 2006, The New York Harbor Unleaded Gasoline (“HU”) contract was replaced in April 2006 by the Reformulated Gasoline Blendstock for Oxygen Blending (“RB”) futures contract. The transition occurred during the regularly scheduled April 2006 Roll Period. The last HU contract was the May 2006 expiration. The first RB contract was the July 2006 expiration. No changes to the Commodity Index Multipliers occurred as a result of this transition.

The Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (the “Index”)

The following is a description of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index including, without limitation, its composition, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the Index Sponsor. You, as an investor in the Notes, should make your own investigation into the Index and the Index Sponsor has no obligation to consider your interests as a holder of the Notes. The Index Sponsor has no obligation to continue to publish the Index and may discontinue publication of the Index at any time in its sole discretion.

The Index is designed to give investors exposure to total returns of the Index Commodities, while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Pure Beta Series 2 Methodology. The Index is comprised of a basket of exchange traded futures contracts for the same commodities that are included in the Reference Index, as adjusted from time to time. However, unlike the Reference Index, which rolls monthly from the Lead Future to the Next Future for each Index Commodity in accordance with a pre-determined roll schedule, the Index may roll into the Next Future or one of a number of futures contracts with more distant expiration dates, as selected using the Pure Beta Series 2 Methodology (except with respect to Precious Metal Group commodities). Each such contract chosen by the Pure Beta Series 2 Methodology is referred to as the “Selected Contract”. The Pure Beta Series 2 Methodology is not applied to commodities in the Precious Metals Group, and with respect to those commodities, the Index will roll monthly from the Lead Futures to the Next Futures in accordance with the Reference Index’s pre-determined roll schedule.

The level of the Index is calculated using the same methodology as the Reference Index, except for adjustments to reflect the Selected Contracts for each relevant commodity and the Lead Futures and Next Futures for the commodities in the Precious Metals Group.

The Index is a proprietary index developed, owned and calculated by Barclays Capital, as Index Sponsor. The methodology for calculating the Index is subject to modification by the Index Sponsor, as described under “Modifications to the Index” below. Closing levels for the Index on each Business Day are reported on Bloomberg under the ticker symbol “BCC3C1PT Index” and on Barclays Capital Live (https://live.barcap.com/) (or, in each case, on any successor website). For purposes of the Index, a “Business Day” is any Reference Index Business Day. Further, the “Roll Period” for the Index will be the same as the Reference Index Roll Period.

Contract Selection using Pure Beta Series 2 Methodology

On the last Business Day of each month (the “Observation Date”), and for each commodity that utilizes the Pure Beta Series 2 Methodology and that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, a non-discretionary selection process is used to determine the new Selected Contract for the following month. Specifically, the Selected Contract for each relevant commodity will be the futures contract in which the Selected Tenor Index will invest during the next roll period of the Selected Tenor Index. For each relevant commodity, a “Selected Tenor Index” is determined using the following steps:

Step 1: Calculate the Front Year Average Price Index for each Relevant Commodity

The “Front Year Average Price Index” for a commodity is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by the Open Interest for such futures contracts. For purposes of calculating the “Front Year Average Price” underlying the Front Year Average Price Index, the “Open Interest” on any Business Day for each futures contract expiring in any delivery month is defined as the number of such futures contracts traded that have not yet been liquidated either by an offsetting transaction or by delivery of the underlying commodity, as reported by the relevant exchange on the day falling one Exchange Business Day prior to that Business Day (or two Exchange Business Days prior to that Business Day if such futures contract is listed on the LME). The futures contracts included in a “front year” are defined to be every contract from the then current futures contract referenced in the Nearby Tenor Index for such commodity to and including the futures contract referenced in the Longest Tenor Index, each as defined below. During the Roll Period, the Front Year Average Price will be calculated using the current futures contract and the futures contract into which the Index is rolling, weighted in proportion to their relative roll weight.

Step 2: Calculate the Tracking Error between the Front Year Average Price Index and each Tenor Index in respect of each Relevant Commodity.

The Tenor Indices

A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for that commodity (each, a “Tenor Contract”). A “Nearby Tenor Index” for a commodity tracks the performance of holding and rolling the futures contract expiring in the closest delivery month. Each Tenor Index linked to a futures contract with more distant delivery months tracks the performance of holding and rolling the futures contracts that would underlie the Nearby Tenor Index a number of months (or “n-months”) in the future. The “Longest Tenor Index” tracks the performance of holding and rolling the futures contract that will underlie the Nearby Tenor Index the greatest number of months in the future (as identified by the number of months available). The “rolling” of futures contracts in a Tenor Index (from the first nearby futures contract to the next nearby futures contract, based on the Designated Contract Futures Roll Schedule in Table 7 below), where applicable, occurs each month for five business days, starting on the fifth Tenor Index Business Day each month, where “Tenor Index Business Days” are determined according to the NYSE Euronext Holiday & Hours schedule (as published on the NYSE Euronext website).

Table 5 below shows the relevant futures contracts (delivery month, year) underlying each of the available Tenor Indices for the commodities of Natural Gas and Sugar as of January 13, 2011. Table 8 below lists the delivery months associated with each letter in Table 5.

Table 5: Tenor Contract Example

Tenor Index	Natural Gas	Sugar
Nearby	H, 2011	H, 2011
1-month	J, 2011	K, 2011
2-month	K, 2011	K, 2011
3-month	M, 2011	N, 2011
4-month	N, 2011	N, 2011
5-month	Q, 2011	V, 2011
6-month	U, 2011	V, 2011
7-month	V, 2011	V, 2011
8-month	X, 2011	H, 2012
9-month	Z, 2011	H, 2012
10-month	F, 2012	H, 2012
11-month	G, 2012	H, 2012

Table 6 below provides a list of the available Tenor Indices for each relevant commodity

Table 6: List of Tenor Indices for each commodity used in the Pure Beta Series 2 Methodology

Commodity	Designated Contract	Tenor Indices used in the Pure Beta Series 2 Methodology
Available Tenor Indices (n-month)
		Nearby	1	2	3	4	5	6	7	8	9	10	11
Aluminum	High Grade Primary Aluminum	Y*	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Cocoa	Cocoa	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Coffee	Coffee “C”	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Copper	Copper (Grade 1)	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Corn	Corn	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Cotton	Cotton No. 2	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Crude Oil	Light, Sweet Crude Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

Commodity	Designated Contract	Tenor Indices used in the Pure Beta Series 2 Methodology
Available Tenor Indices (n-month)
		Nearby	1	2	3	4	5	6	7	8	9	10	11
Heating Oil	Heating Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Lead	Refined Standard Lead	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Live Cattle	Live Cattle	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Lean Hogs	Lean Hogs	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Natural Gas	Henry Hub Natural Gas	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Nickel	Primary Nickel	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Soybeans	Soybeans	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Soybean Oil	Soybean Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Sugar	World Sugar No. 11	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Tin	Refined Tin	Y	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Wheat	Wheat	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Zinc	Special High Grade Zinc	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

*	The designation “Y” means that Tenor Indices are available.

Table 7 below provides the delivery month for the Designated Contract for each commodity at the start of any calendar month.

Table 7: Designated Contract Futures Roll Schedule

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month (delivery month letters are set out in Table 8).
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	High Grade Primary Aluminum	G	H	J	K	M	N	Q	U	V	X	Z	F
Cocoa	Cocoa	H	H	K	K	N	N	U	U	Z	Z	Z	H
Coffee	Coffee “C”	H	H	K	K	N	N	U	U	Z	Z	Z	H
Copper	Copper (Grade 1)	G	H	J	K	M	N	Q	U	V	X	Z	F
Corn	Corn	H	H	K	K	N	N	U	U	Z	Z	Z	H
Cotton	Cotton No. 2	H	H	K	K	N	N	Z	Z	Z	Z	Z	H
Crude Oil	Light, Sweet Crude Oil	G	H	J	K	M	N	Q	U	V	X	Z	F
Gold	Gold	G	J	J	M	M	Q	Q	Z	Z	Z	Z	G
Heating Oil	Heating Oil	G	H	J	K	M	N	Q	U	V	X	Z	F
Lead	Refined Standard Lead	G	H	J	K	M	N	Q	U	V	X	Z	F

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month (delivery month letters are set out in Table 8).
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Live Cattle	Live Cattle	G	J	J	M	M	N	Q	V	V	Z	Z	G
Lean Hogs	Lean Hogs	G	J	J	M	M	Q	Q	V	V	Z	Z	G
Natural Gas	Henry Hub Natural Gas	G	H	J	K	M	N	Q	U	V	X	Z	F
Nickel	Primary Nickel	G	H	J	K	M	N	Q	U	V	X	Z	F
Platinum	Platinum	J	J	J	N	N	N	V	V	V	F	F	F
Silver	Silver	H	H	K	K	N	N	U	U	Z	Z	Z	H
Soybeans	Soybeans	H	H	K	K	N	N	X	X	X	X	F	F
Soybean Oil	Soybean Oil	H	H	K	K	N	N	Z	Z	Z	Z	Z	F
Sugar	World Sugar No. 11	H	H	K	K	N	N	V	V	V	H	H	H
Tin	Refined Tin	G	H	J	K	M	N	Q	U	V	X	Z	F
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	G	H	J	K	M	N	Q	U	V	X	Z	F
Wheat	Wheat	H	H	K	K	N	N	U	U	Z	Z	Z	H
Zinc	Special High Grade Zinc	G	H	J	K	M	N	Q	U	V	X	Z	F

Table 8 below lists the delivery months associated with each letter in Tables 5 and 7 above. For example, in Table 8, the delivery month for the Designated Contract for Aluminum at the start of January will be the futures contract that expires in February, based on the delivery month associated with the letter G in Table 8.

Table 8: Contract Delivery Month Letters

Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

Tracking Error

The objective of the Pure Beta Series 2 Methodology is, for each relevant commodity, to select a Tenor Index that best tracks the Front Year Average Price Index, subject to certain minimum liquidity criteria (as described in Step 3 below) and market distortion constraints (as described in Step 4 below). On each Observation Date, the “Tracking Error” for each Tenor Index is equal to the standard deviation of (a) the daily return on the Tenor Index on the Observation Date minus (b) the daily return of the Front Year Average Price Index for the same futures contract for the immediately preceding three-month period. For each relevant commodity, the Tenor Index with the lowest Tracking Error will be the Selected Tenor Index, subject to certain minimum liquidity criteria and market distortion constraints.

Step 3: Determine the Tenor Liquidity Weight of each Tenor Index

Next, a liquidity filter based on the Tenor Liquidity Weight being greater than 7% is applied. This liquidity constraint aims to ensure that a Selected Contract for each relevant commodity is sufficiently liquid to support an investment, in order to mitigate exposure to illiquid futures contracts which could lead to detrimental investment performance. The “Tenor Liquidity Weight” of each Tenor Index is calculated on the Observation Date and is equal to the Open Interest of the next futures contract that will form part of that Tenor Index during and after the next roll period of the Tenor Index, expressed as a percentage of the total Open Interest for the “front year” futures contracts for such commodity.

Step 4: Determine the Tenor Dislocation Probability for each Tenor Index in respect of such commodity

In addition to the liquidity constraints described in Step 3 above, the Pure Beta Series 2 Methodology seeks to find a balance between tracking the Front Year Average Price for each commodity and avoiding futures contracts that are subject to price distortions. Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts. Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule. Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.

The Pure Beta Series 2 Methodology seeks to avoid selecting futures contracts with dislocated prices by calculating the volatility of each Tenor Index on a daily basis. The methodology operates on the hypothesis that, absent price distortions, price volatility should increase as maturity decreases. Accordingly, the methodology identifies the likelihood of persistent price distortions (the “Tenor Dislocation Probability”) by determining how often the volatility of each futures contract in the relevant Tenor Index has not reflected the hypothesized pattern (the “Tracking Pattern”).

The Tenor Dislocation Probability is calculated using the following steps. First, the short-term price volatility of all the Tenor Indices of a commodity over the last three months is calculated and tested to determine which Tenor Indices conform to the Tracking Pattern. The percentage of days on which each Tenor Index has failed the test over the past three months is then used to estimate the Tenor Dislocation Probability for such Tenor Index.

Step 5. Determine the Selected Tenor Index for each Relevant Commodity

Finally, using the values determined above, the Selected Tenor Index and, therefore, the Selected Contract for purposes of the Index is determined for each commodity in accordance with the procedures set out below:

(a)	The Tenor Index with the lowest Tracking Error is selected, provided that the Tenor Liquidity Weight for such Tenor Index is greater than or equal to 7% and the Tenor Dislocation Probability for such Tenor Index is less than 40% (if two or more Tenor Indices have the same lowest Tracking Error, the Tenor Index with the nearest delivery month is selected);

(b)	If (a) is not possible, the longest Tenor Index with a Tenor Liquidity Weight greater than or equal to 7% is selected; and

(c)	If neither (a) nor (b) are possible, then the Nearby Tenor Index is selected.

The Selected Contract for each relevant commodity is then deemed to be the Tenor Contract of the Selected Tenor Index for such commodity.

Historical Selection of the Selected Tenor Indices

Table 9 below shows the monthly Selected Tenor Indices for each commodity in the Index since October 23, 2009. Note that a “0” indicates the Nearby Tenor Index, “N/A” indicates that the specific commodity was not part of the Index or the Reference Index, and other numbers indicate the “n”-months Tenor Index.

The Index was launched on October 23, 2009. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor using available data about the liquidity, volatility and closing prices of futures contracts for the Index Commodities during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of the Index.

Table 9: Tenor Index Selections since the launch of the Pure Beta Series 2 Methodology

	Energy				Industrial Metals				Live Stock		Grains				Softs
	Crude Oil	Heating Oil	Natural Gas	Unleaded Gasoline	Aluminum	Copper	Nickel	Zinc	Lean Hogs	Live Cattle	Corn	Soybeans	Soybean Oil	Wheat	Coffee	Cotton	Sugar
For Month	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB
Oct-09	1	3	3	1	1	2	1	1	5	4	2	3	2	2	1	0	6
Nov-09	2	2	1	3	2	1	0	4	5	4	2	2	1	11	3	0	5
Dec-09	1	2	1	4	4	2	1	3	4	4	2	2	2	3	3	1	4
Jan-10	3	2	2	3	3	1	0	2	3	3	3	2	2	3	2	1	3
Feb-10	2	2	4	7	2	2	4	3	3	1	3	2	2	2	3	3	2
Mar-10	2	2	3	4	2	1	3	2	3	1	2	2	2	2	2	2	2
Apr-10	1	2	3	6	3	0	1	1	4	4	3	2	1	2	1	1	2
May-10	2	2	3	4	2	1	2	1	5	5	3	2	2	3	2	2	2
Jun-10	1	2	4	4	4	0	1	4	4	2	2	2	0	3	2	4	2
Jul-10	1	2	3	3	3	2	3	3	5	2	3	2	0	2	6	6	2
Aug-10	2	2	3	2	2	1	2	2	5	2	2	3	0	2	5	5	3
Sep-10	1	3	2	2	2	3	1	2	5	5	3	2	0	4	2	4	3
Oct-10	1	1	2	1	1	2	1	5	4	4	2	1	2	3	1	3	5
Nov-10	1	2	2	1	2	1	1	4	1	2	5	2	1	5	1	5	8
Dec-10	1	2	2	10	4	2	1	4	2	4	9	2	0	5	1	6	6
Jan-11	2	2	2	9	2	1	3	3	2	3	9	2	2	4	1	6	7

Rebalancing of the Index Commodities in the Index

The Index references futures contracts that may have different delivery months than the futures contracts underlying the Reference Index, and therefore, the relative weighting of the commodities in the Index will not match exactly the relative weights of the commodities in the Reference Index on any given day. In order to reduce potential percentage weighting differences between the Index and the Reference Index and to minimize the tracking error to the Reference Index, the Index rebalances the relative weights of the Index Commodities throughout the Roll Period to target the then prevailing weights of the Index Commodities in the Reference Index.

On the Business Day immediately preceding the commencement of the Roll Period, the Index Sponsor determines the target weight for the Index Commodities based on an estimate of the expected weights of the Index Commodities in the Reference Index at the end of such Roll Period. Also on such Business Day, the same process used to determine the annual CIMs for the Reference Index on the CIM Determination Date each January is used to determine the CIMs for the Index. However, as the futures contracts underlying the Index may not correspond to the futures contracts underlying the Reference Index, the closing prices used as part of such calculation may differ. The CIMs calculated as part of the monthly rebalancing process, using the prices of the futures contracts for each of the commodities underlying the Index, are therefore referred to as the “Adjusted CIMs”. The relative weights of the Index Commodities are then rebalanced during each Roll Period, using these Adjusted CIMs, in the same manner as the process used to re-weight the Reference Index each January.

As discussed above, the target weights for the Index Commodities underlying the Index are based on an estimate of the expected weights of the Index Commodities underlying the Reference Index immediately following the Roll Period. As a result, the relative weights of the Index Commodities underlying the Index immediately following the Roll Period may not correspond exactly to the relative weights of the Index Commodities underlying the Reference Index, although these differences are not expected to be material. Table 10 below provides historical examples of (a) the relative weights of the Index Commodities immediately following the roll period and (b) the difference between the relative weights of the Index Commodities in the Index and the Reference Index immediately following the relevant roll period.

The Index was launched on October 23, 2009. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor as to how the Index may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying the Index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

Table 10: Index Commodity Weight Comparison1

The Index commodity weights as of the 9th Business Day each month

Date	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB	SI	GC
14-Sep-09	17.0%	3.5%	7.1%	4.9%	6.8%	11.5%	3.3%	3.8%	1.6%	3.7%	3.7%	5.9%	2.3%	3.0%	2.9%	2.4%	5.1%	3.7%	7.9%
13-Oct-09	17.0%	3.6%	8.8%	4.8%	6.6%	10.6%	3.3%	3.9%	1.5%	3.3%	4.1%	6.0%	2.3%	3.1%	2.8%	2.3%	4.5%	3.6%	7.8%
12-Nov-09	17.4%	3.7%	7.5%	5.0%	6.6%	11.1%	2.9%	4.0%	1.8%	3.3%	4.3%	5.9%	2.4%	3.3%	2.7%	2.4%	4.3%	3.5%	8.0%
11-Dec-09	16.0%	3.4%	8.0%	4.7%	7.5%	11.4%	2.9%	4.2%	1.9%	3.2%	4.2%	6.0%	2.4%	3.2%	2.8%	2.6%	4.4%	3.3%	7.9%
14-Jan-10	14.7%	3.5%	10.9%	3.8%	6.2%	8.6%	2.5%	3.3%	2.2%	3.7%	5.5%	7.3%	2.8%	4.3%	2.7%	2.1%	3.3%	3.4%	9.1%
11-Feb-10	14.0%	3.5%	11.7%	3.6%	5.5%	7.5%	2.5%	2.7%	2.3%	4.0%	6.8%	7.8%	3.1%	4.6%	2.6%	2.2%	3.0%	3.0%	9.4%
11-Mar-10	15.0%	3.7%	9.6%	4.0%	5.9%	8.0%	2.9%	2.9%	2.6%	4.1%	6.6%	7.6%	3.2%	4.3%	2.6%	2.3%	2.2%	3.3%	9.5%
14-Apr-10	15.3%	3.8%	8.9%	3.9%	6.2%	8.2%	3.4%	2.9%	2.7%	3.9%	6.3%	7.6%	3.0%	4.2%	2.4%	2.3%	1.9%	3.4%	9.5%
13-May-10	14.6%	3.7%	9.3%	3.8%	5.7%	7.6%	3.1%	2.6%	2.9%	4.2%	6.7%	7.8%	3.0%	4.3%	2.6%	2.4%	1.6%	3.7%	10.5%
11-Jun-10	14.4%	3.7%	10.7%	3.7%	5.3%	7.2%	2.8%	2.2%	2.8%	4.0%	6.7%	7.8%	3.1%	4.2%	2.9%	2.4%	1.8%	3.6%	10.9%
14-Jul-10	14.4%	3.6%	9.5%	3.7%	5.4%	7.2%	2.7%	2.3%	2.6%	4.1%	7.0%	8.0%	3.1%	5.1%	3.2%	2.2%	1.9%	3.5%	10.5%
12-Aug-10	13.5%	3.4%	9.3%	3.2%	5.5%	7.5%	2.8%	2.4%	2.5%	4.0%	7.3%	8.1%	3.2%	6.3%	3.3%	2.3%	2.0%	3.3%	10.0%
14-Sep-10	13.1%	3.4%	8.2%	3.2%	5.3%	7.6%	2.9%	2.5%	2.4%	4.1%	8.3%	7.9%	3.0%	6.1%	3.5%	2.6%	2.4%	3.6%	10.1%
13-Oct-10	13.2%	3.5%	7.7%	3.2%	5.5%	7.7%	2.9%	2.5%	2.1%	3.8%	8.8%	8.3%	3.2%	5.4%	3.1%	2.7%	2.5%	3.9%	10.0%
11-Nov-10	13.1%	3.4%	7.1%	3.1%	5.3%	7.7%	2.7%	2.5%	2.0%	3.7%	8.4%	8.9%	3.5%	5.4%	3.3%	3.3%	2.6%	4.2%	9.7%
13-Dec-10	13.0%	3.4%	7.5%	3.3%	4.9%	7.9%	2.7%	2.3%	2.0%	3.7%	8.4%	8.6%	3.5%	5.7%	3.3%	3.1%	2.6%	4.5%	9.5%
13-Jan-11	14.4%	3.6%	10.3%	3.4%	5.0%	7.6%	2.4%	2.7%	2.1%	3.6%	7.3%	8.1%	3.0%	4.8%	2.6%	2.2%	3.4%	3.4%	10.1%

Difference in commodity weights between the Index and the Reference Index on the 9th Business Day each month

Date	CL	HO	NG	RB	LA	HG	LN	LX	LH	LC	C	S	BO	W	KC	CT	SB	SI	GC
14-Sep-09	0.0%	0.0%	-0.3%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%
13-Oct-09	0.0%	0.0%	-0.3%	0.0%	0.0%	0.1%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%
12-Nov-09	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Dec-09	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%
14-Jan-10	0.1%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%
11-Feb-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Mar-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%
14-Apr-10	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13-May-10	0.2%	0.0%	-0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
11-Jun-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
14-Jul-10	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
12-Aug-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
14-Sep-10	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13-Oct-10	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.0%
11-Nov-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	-0.1%	0.0%	0.0%
13-Dec-10	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%	0.1%	0.0%	-0.1%	-0.1%	0.0%	0.0%
13-Jan-11	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-0.2%	0.0%	0.0%	0.1%	0.0%	-0.2%	0.1%	0.0%	0.0%

1	Rounded to one decimal place.

The Index Return Calculations

The initial level of the Index was set to 100.0000 as of December 30, 1999. For each Business Day thereafter, the level of the Index will be calculated by the Index Sponsor in accordance with the Reference Index methodology, except that for purposes of calculation, in respect of each commodity that forms part of, or that, after the next Reference Index Roll Period, will form part of the Reference Index:

1.	except for commodities in the Precious Metals Group, the Lead Future of that commodity on such Business Day will be deemed to be the current futures contract of that commodity in the Index (i.e., the Selected Contract of that commodity as determined by the Pure Beta Series 2 Methodology, on the Observation Date immediately preceding the immediately preceding Observation Date);

2.	except for commodities in the Precious Metals Group, the Next Future of that commodity for such Business Day will be deemed to be the Selected Contract of that commodity as determined by the Pure Beta Series 2 Methodology, on the immediately preceding Observation Date;

3.	the Commodity Index Multiplier for the futures contract then currently included in the Index will be deemed to be the Adjusted CIM for such futures contract, as determined in accordance with the monthly rebalancing process; and

4.	the Commodity Index Multiplier for the Selected Contract into which the Index will roll in the subsequent Reference Index Roll Period shall be the Adjusted CIM for such Selected Contract, as determined in accordance with the monthly rebalancing process.

Modifications to the Index

The Index Sponsor does not presently intend to modify the Index. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The Index Sponsor will publish any such modifications on http://www.barcap.com/indices/.

Index Disruption Events

If, on any Business Day, an Index Disruption Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index value as the Index Sponsor considers appropriate;

•	defer publication of the Index value and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•	replace any Index Contract(s) and/or the Reference Index with any successor reference asset(s) that the Index Sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index value and the publication of the Index value.

Any of the following will be an “Index Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any Index Contract(s) (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any Index Contract(s) imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price of any Index Contract(s) on any Business Day;

•

the Index Sponsor determines, in its sole discretion, that any Index Contract(s) have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•	the Index Sponsor determines, in its sole discretion, that the Reference Index has ceased (or will cease) to be publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•

the Index Sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of any Index Contract(s) and/or the Reference Index has occurred, and/or (b) any event or measure that results in any Index Contract(s) and/or the Reference Index being changed or altered has occurred;

•

the Index Sponsor deems it necessary, at any time and in its sole discretion, to replace any Index Contract(s) and/or the Reference Index with an appropriate successor or appropriate successors in order to maintain the objectives of the Index;

•

the Index Sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change any Index Contract(s) or the methodology used to compose or calculate the Index;

•	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•

a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events

If a Reference Index Change Event (as defined below) occurs, the Index Sponsor shall modify the Index in order to reflect the changes to the Reference Index, except in circumstances where, as a result of such changes:

•	the Index would cease to be a “tradable” Index that is readily accessible to market participants; and/or

•	it would be impossible or impractical for the Index Sponsor to continue to apply the Pure Beta Series 2 Methodology in each case as determined in the sole discretion of the Index Sponsor, in which case the Index Sponsor may, in its sole discretion:

•	make such determinations and/or adjustments to the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index; or

•	continue to use the version of the Index that was used by the Index Sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.

A “Reference Index Change Event” means any change to the Reference Index made by the index sponsor of the Reference Index, as determined by the Index Sponsor in its sole discretion, including, without limitation, the inclusion of a new Index Commodity in the Reference Index or in the list of commodities eligible for inclusion in the Reference Index.

Index Force Majeure Events

If, on any Business Day, an Index Force Majeure Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may, in order to take into account such Index Force Majeure Event:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index value as the Index Sponsor considers appropriate; and/or

•	defer publication of the Index value and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index and/or any Index Contract(s) and/or the Reference Index.

Change in Methodology

While the Index Sponsor currently employs the methodology described in this pricing supplement to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The Index Sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the Index value.

Errors

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index value, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index value other than in cases of manifest error.

Adjustments

The Index Sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index value and the frequency of publication of the Index value.

Disclaimer

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the Index value (or failure to publish such value) and any use to which any person may put the Index or the Index value. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index value, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions. Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Dow Jones-UBS Commodity Index Disclaimers

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “DJ-UBSCISM” and “DJ-UBSCITRSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by Barclays Bank PLC .

The Barclays Capital Pure Beta DJ-UBS CISM Total Return Index, which is based on the Dow Jones-UBS Commodity IndexSM, is not sponsored or endorsed by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates, but is published with their consent. The investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or any member of the public regarding the advisability of investing in securities or commodities generally or in such products particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes

or any of their subsidiaries or affiliates to the Barclays Bank PLC and the Index Sponsor is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to Barclays Bank PLC, the Index Sponsor, the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or investment products based on the Index. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of Barclays Bank PLC, the Index Sponsor, the Index or the owners of any investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index to be issued or in the determination or calculation of the equation by which such products are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Index Sponsor or customers of investment products based on the Index, in connection with the administration, marketing or trading of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or such products. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index currently being issued by Licensee, but which may be similar to and competitive with any such products. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and any investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index.

The pricing supplement relates only to Barclays Capital Pure Beta DJ-UBS CISM Total Return Index and the investment products based on the Index and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in the Pricing Supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with any investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, THE INDEX SPONSOR, OWNERS OF ANY INVESTMENT PRODUCTS BASED ON THE BARCLAYS CAPITAL PURE BETA DJ-UBS CISM TOTAL RETURN INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND BARCLAYS BANK PLC, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

Holder Redemption

You may elect to redeem your Notes prior to maturity at an amount equal to the amount specified on the cover page of this pricing supplement for Holder Redemption (the “Holder Redemption Value”), provided that you redeem at least 100 Notes at one time. To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Holder Redemption Value no later than the third business day following the Holder Redemption Notice Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Holder Redemption Value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the fifth business day following the Holder Redemption Notice Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the Holder Redemption Notice Date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your Notes on a Redemption Date that is later in time than the Redemption Date resulting from a subsequent redemption pursuant to Change in Law or a Hedging Disruption Event, your election to redeem your Notes will be deemed to be ineffective and your Notes will instead be redeemed on the relevant Redemption Date.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth below.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the inception date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body. Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Event Procedures

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Redemption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to market disruption events, at an amount equal to the redemption value.

Note Market Disruption Events

The final valuation date (or deemed final valuation date in the case of Change in Law Redemption Event or Hedging Disruption Event) may be postponed and thus the determination of the levels of the Index (or successor index, if applicable) may be postponed if the calculation agent determines that, on the respective date, a Note Market Disruption Event has occurred or is continuing in respect of the Index (or successor index, if applicable). Any component that comprises the Index (or a component of any successor index, if applicable) is herein referred to as an “index component”. Any of the following will be a “Note Market Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by the index sponsor to publish the closing value of the index (or successor index, if applicable) or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be Note Market Disruption Events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that on the final valuation date (or deemed final valuation date in the case of Change in Law Redemption Event or Hedging Disruption Event), a Note Market Disruption Event occurs or is continuing in respect of any index component, the final valuation date (or deemed final valuation date in the case of Change in Law Redemption Event or Hedging Disruption Event) will be postponed. If such a postponement occurs, the index components unaffected by the Note Market Disruption Event shall be determined on the scheduled valuation date (or deemed final valuation date in the case of Change in Law Redemption Event or Hedging Disruption Event) and the value of the affected index component shall be determined using the closing value of the affected index component on the first Scheduled Trading Day (as defined herein) after that day on which no Note Market Disruption Event occurs or is continuing. In no event, however, will the final valuation date (or deemed final valuation date in the case of Change in Law Redemption Event or Hedging Disruption Event) be postponed by more than five Scheduled Trading Days. If the calculation agent determines that a Note Market Disruption Event occurs or is continuing in respect of any index component on the fifth Scheduled Trading Day following the scheduled valuation date (or deemed final valuation date in the case of Change in Law Redemption Event or Hedging Disruption Event), the calculation agent will make an estimate of the closing value for the relevant index component that would have prevailed on that fifth Scheduled Trading Day in the absence of the Note Market Disruption Event.

Historical Information

Hypothetical and Historical Performance of the Index compared to the Reference Index

The following graph sets forth the historical and hypothetical performance of the Index compared to the Reference Index based on the daily Index closing level from December 31, 2003 through January 26, 2011. The Index closing level on January 26, 2011 was 420.5897.

We obtained the Index and Reference Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The Index was launched on October 23, 2009. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor as to how the Index may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying the Index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

Source: Barclays Capital for the Index; Bloomberg, L.P. for DJ-UBSCI (TR)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclayscapital.com

Subject: Notice of Redemption, CUSIP No. 06740PYY6

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed*: [                    ]

Holder Redemption Notice Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

*	You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:	212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, due January 29, 2016, CUSIP No. 06740PYY6, redeemable for a cash amount based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the Holder Redemption Notice Date with respect to the number of Notes specified below at a price equal to the Holder Redemption Value, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,

[NAME OF HOLDER]

Name:

Title:

Telephone:

Fax:

E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 100 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.)